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                                                                   EXHIBIT 8.1

                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                              NEW YORK, NY 10022

                                                                March 25, 1997

HFS Incorporated
6 Sylvan Way
Parsippany, New Jersey 07054

           Re: Merger of Mercury Acq. Corp., a wholly-owned subsidiary of HFS
               Incorporated, with and into PHH Corporation

Ladies and Gentlemen:

   We have acted as special counsel to HFS Incorporated ("Parent") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 10, 1996 (the "Merger Agreement"), by and among Parent, Mercury Acq. Corp., a wholly-owned subsidiary of Parent ("Merger Sub") and PHH Corporation ("Company"). This opinion is delivered in connection with the filing of a Registration Statement on Form S-4, which includes the Joint Proxy Statement/ Prospectus of Parent and Company (the "Registration Statement"). The delivery of an opinion in substantially the form hereof, and the reconfirmation of this opinion on and as of the Effective Time, is a condition to the obligations of Parent to consummate the Merger pursuant to Section 7.02(d) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

   In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/ Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinion is conditioned on, among other things, the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing material to this opinion between the date hereof and the Effective Time.

   We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated at the Effective Time in accordance with the Merger Agreement and as described in the Proxy Statement/ Prospectus. We have further assumed that the Merger qualifies as a statutory merger under the laws of the state of Maryland. In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of statements and representations contained in certificates executed by officers of Parent and Company as to certain facts relating to, and knowledge and intentions of, Parent and Company, and certain facts relating to the Merger. We have assumed that such statements and representations will be reconfirmed as of the Effective Time.

   In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.
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                                   OPINION

   Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

   1. the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

   2. no gain or loss will be recognized by Parent or Company as a result of the Merger;

   3. no gain or loss will be recognized by the shareholders of Company upon the exchange of their shares of Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock deemed issued as described below);

   4. the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor;

   5. the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holding period of the shares of Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time; and

   6. a shareholder of Company who receives cash in lieu of a fractional share of Parent Common Stock will be treated as if he received a fractional share of Parent Common Stock pursuant to the Merger and Parent then redeemed such fractional share for the cash payment, with the result that such a shareholder will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (4) above) and the amount of cash received.

   Except as set forth above, we express no other opinion. We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.

   In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement-Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Skadden, Arps, Slate,
                                              Meagher & Flom LLP